Exhibit 10.55

EXCLUSIVE MANUFACTURING

AND DISTRIBUTION AGREEMENT

THIS EXCLUSIVE MANUFACTURING AND DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into this 30th day of December, 2019 (“Effective Date”) by and between LBC PRODUCTS, INC., a Utah corporation (“LBC”), and GLOBRANDS, LLC, a New Mexico limited liability company (“GB”).

RECITALS

A. GB is engaged in the business of marketing and distributing condoms, Electronic-Cigarettes, Electronic-Cigars, Cigars, Hookahs and Hookah Tobacco (all sizes, materials, flavors, and packaging) and beverages, including energy drinks and water beverages, and related merchandise with the HUSTLER trademark (the “Products”) pursuant to three license agreements (“License Agreements”) from LFP Product Licensing, LLC (“HUSTLER”).

B. LBC has been formed by CirTran Corporation, a Nevada corporation (“CirTran”), to arrange for the manufacture, marketing and distribution of the Products through various distribution channels, including traditional retail channels as well as catalogs, internet, live shopping and other channels.

C. GB desires to grant to LBC the exclusive rights during the term of this Agreement to manufacture, distribute and sell the Products through all distribution channels (herein the “Purpose”) in all areas where GB has rights under its License Agreements from HUSTLER (“the Territory”).

D. The parties desire to set forth their agreements in writing.

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Manufacturing.

(a) Subject to all of the terms and conditions of the License Agreements, LBC shall be the exclusive master manufacturer for all Products for GB to be sold in the Territory, as defined below. If and to the extent that LBC does not perform the actual manufacturing itself, LBC will select and contract with vendors and subcontractors (a “Vendor”) to manufacture the Products as described below and will provide overall quality control, logistics, management and administrative duties with respect to manufacturing as needed. GB will not cause or permit any Product not manufactured by or under the supervision of LBC to be imported, sold or distributed in the Territory.

(b) The initial Products consist of an energy drink (tentatively called “HUSTLER Energy Drink”) in regular and in sugar free versions and flavored or unflavored water beverage (tentatively called “HUSTLER Water” or “HUSTLER H2Oh”), condoms with different sizes and packages, Electronic ciggerattes, electronic cigars, cigars, hookas and hooka tobacco with HUSTLER brand (the “Initial Products”). The parties have determined that Vendors will be required for the following functions relating to the Initial Products: (i) identification of key regional bottlers for beverages and international manufacturers for condoms, cigars and e-cigarettes, (ii) finalization of Product formulation for the beverages, design and production of sample / prototypes Initial Products, (iii) production of prototype Initial Product packaging and bottling and conversion to production line packaging and bottling, (iv) supply chain management, and (v) subcontractor to identify and coordinate with Vendors under clauses (i) through (iv). GB and, to the extent provided in the License Agreements, HUSTLER, shall have the right to approve all of such Vendors, which approval will not be unreasonably withheld or delayed. GB may suggest entities or groups to serve as Vendor in any such capacity, and LBC will consider such suggestions in good faith. LBC will contract directly with the Vendors and on such pricing and payment terms as shall be negotiated directly between LBC and the Vendors. If and when LBC determines in its reasonable judgment that additional or different Vendors are required or desirable, it shall engage such additional Vendors, subject in each case to GB’s approval, which approval will not be unreasonably withheld or delayed. LBC may engage its affiliates as Vendors, subject to the approval conditions described herein.

(c) As additional Products are developed, the parties shall similarly identify the Vendors which are required and LBC will engage the Vendors subject to GB’s approval.

(d) LBC shall engage directly with all distributors and customers as the vendor of record and negotiate all payment terms directly. As vendor of record, all payments for the Product will be made directly to LBC. All pricing terms shall be approved by GB in advance in writing, which approval shall not be unreasonably withheld or delayed.

(e) GB will use its best efforts to have LBC and, to the extent required, its Vendors approved as manufacturers under the HUSTLER licenses. If a Vendor is required to be approved but HUSTLER does not approve the Vendor, LBC will engage an alternative Vendor, subject to GB’s approval as set forth above. If LBC is not approved by HUSTLER, then notwithstanding Sections 1 (a) through (d) above, (i) the Vendors will contract directly with GB, rather than LBC, and LBC shall assign to GB any then-existing contracts with the Vendors, (ii) the roles of LBC and GB in selecting and approving Vendors described in Sections 1(b) and (c) shall be reversed, (iii) LBC shall remain as the vendor of record to customers and distributors, and (iv) LBC shall supervise the manufacturers and other Vendors approved by HUSTLER.

(f) LBC will be compensated for its services pursuant to this Section 1 as described in Section 3.

2. Distribution and Sales.

(a) Subject to the terms and conditions of the License Agreements, LBC shall be the exclusive master distributor for GB for all Products to be sold in the Territory, as defined below. LBC has the right to engage other subcontractors to provide distribution and marketing plans in the Territory and other services for distributing the Products, including, but not limited to, all sales and marketing for all wholesale and retail sales, online sales, packaging, distribution in the Territory, on-premise and off-premise distribution, product designs, and merchandise displays.

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(b) During the term of this Agreement, GB covenants and agrees that neither it nor any other person deriving their rights from GB (other than LBC) shall manufacture, market, advertise, sell or distribute the Products or any improvements or derivations thereof or any other product based on the licenses from HUSTLER for any purpose that is competitive with the Purpose for which LBC is contracting with GB under this Agreement (“Restricted Products”) which are sold or distributed in the Territory.

(c) GB may engage LBC as its media placement agency to place all advertising in print, web, television, radio and other promotional outlets on terms to be agreed to by the parties pursuant to a media placement agreement agreed to by LBC and GB (the “Media Placement Agreement”).

3. Compensation; Calculation and Payment of Royalties. GB shall compensate LBC as follows:

(a) For its services rendered pursuant to Section 1(a) of this Agreement, LBC shall receive from GB an amount equal to 20% of the cost of goods sold (“COGS”). “COGS” includes all actual and verifiable third party costs, including the actual cost of Product payable to the manufacturer and other costs that generally accepted accounting principles, consistently applied, require LBC to classify as costs of goods sold as well as, without duplication, the charges of all Vendors.

(b) If LBC is providing services to GB pursuant to Section 1(e) rather than Section 1(a), then LBC shall receive from GB and amount equal to 20% of COGS for its supervision under Section 1(e). “COGS” includes all third party costs, including the actual cost of Product payable to the manufacturer and other costs that generally accepted accounting principles, consistently applied, require GB to classify as costs of goods sold as well as, without duplication, the charges of all Vendors.

(c) For its services rendered pursuant to Section 2(a) of this Agreement, LBC shall receive from GB 10% of the gross sales (“Gross Sales”) of all Products in the Territory. “Gross Sales” includes gross sales of the Products but does not include separately stated charges for shipping, handling, insurance or taxes and are net of any returns, markdowns, charge backs, credit card discounts, rebates, refunds and similar charges. Gross Sales shall be calculated on a cash basis so that payment is due only when payment is received for the Products.

(d) For its services rendered pursuant to Section 2(c), GB shall reimburse LBC for media placement and other services provided by LBC under Section 2(c), plus 5% of the media placement costs, pursuant to the terms of the Media Placement Agreement.

(e) From the Gross Sales of Product collected by LBC, LBC will pay on GB’s behalf the royalty payable to HUSTLER under the HUSTLER license which is calculated on the basis of a percentage of gross sales. GB shall remain solely responsible for payment of (i) any minimum or other royalties or payments due under the HUSTLER licenses which are not calculated as a percentage of sales, and (ii) percentage royalties due on sales within the Territory if collected Gross Sales are insufficient to pay the same.

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(f) For purposes of determining the payments due under this Section 3, LBC will give GB a quarterly report of Gross Sales and COGS. The quarterly reports (“Quarterly Reports”) will be given by 45th day of each calendar quarter reporting Gross Sales and COGS for the prior completed calendar quarter, as well as royalties and compensation paid during such completed quarter. From Gross Sales collected by LBC, LBC will pay on a monthly basis the Vendors, the HUSTLER royalty described in Section 3(e) and will pay itself compensation due under Sections 3(a) through (d). All remaining amounts of Gross Sales after such payments shall be remitted to GB within five business days after the date of the Quarterly Report.

4. Territory. As used herein, the “Territory” consists of all areas where GB has rights under its License Agreements from HUSTLER.

5. Term and Termination.

(a) The initial term of this Agreement shall commence as of the date first written above and shall terminate on November 30th, 2024 (the “Initial Term”). This Agreement shall automatically renew for up to two renewal terms of five years each as long as GB’s Licenses with HUSTLER are in full force and effect.

(b) Either LBC or GB may terminate this Agreement on 60 days prior written notice to the other party based on a material breach of this Agreement by the non-terminating party, unless such breach is cured within such 60-day period or, in the event of a non-monetary breach which cannot reasonably be cured within 60 days, that the breaching party commences within such 60-day period steps calculated to cure the breach as soon as practicable and the cure is completed within 90 days.

6. Non-Competition. During the term of this Agreement, both parties agree that they will not sell or distribute in the Territory the Product or any products that are confusingly or substantially similar or directly competitive to the Product other than as set forth in this Agreement.

7. Representations and Warranties.

(a) LBC warrants to GB and GB warrants to LBC that (i) it is an entity duly organized, valid, existing and in good standing under the laws of the state, province or country of its incorporation or establishment and has the corporate or equivalent power to own its assets and properties and to carry on its business as now being conducted; (ii) its obligations hereunder shall be performed in full compliance with the all applicable determinations of any governmental authority and all applicable federal, state or local laws, statutes, ordinances, rules, regulations and orders (“Applicable Laws”); (iii) it will cooperate with the other, as necessary, to remain in full compliance with the Applicable Laws; (iv) the execution, delivery and performance of this Agreement have been duly authorized, do not violate its certificate of incorporation, by-laws or similar governing instruments or Applicable Law and do not, and with the passage of time will not, materially conflict with or constitute a breach under any other agreement, judgment or instrument to which it is a party or by which it is bound; and (v) this Agreement is the legal, valid and binding obligation of such party, enforceable in accordance with its terms.

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(b) GB represents and warrants that the HUSTLER License Agreements is in full force and effect as of the date hereof and that such License Agreements has not been amended from the form provided to LBC.

(c) LBC will be responsible to obtain, and costs will be reimbursed by GB upon request by LBC, all licenses, permits and governmental approvals for the sale of the Products in the Territory. GB shall cooperate fully with LBC in seeking such licenses, permits and approvals and shall execute such documents in support thereof as LBC shall reasonably request. Each of the parties represents and warrants to the other that it will notify LBC of any license, permit or approval requirement which LBC has not obtained.

8. Covenants Regarding HUSTLER License Agreement.

(a) GB covenants and agrees that it shall maintain the HUSTLER License Agreements in full force and effect during the term of this Agreement, other than the removal of rights for areas outside of the Territory. GB shall not take any action or allow any inaction which constitutes an event of default under the HUSTLER License Agreements. In the event that GB receives a notice of default under any of the HUSTLER License Agreements, it shall copy LBC with such notice within three business days after receipt and shall keep LBC fully informed of GB’s efforts to dispute or cure the alleged default. If the notice of default relates to a monetary default, LBC shall have the right, but no the obligation, to cure the default on GB’s behalf and GB shall repay the amounts so paid by LBC on terms to be mutually agreed upon.

(b) GB agrees that it will not amend any of the HUSTLER License Agreements, or waive or release any rights thereunder, during the term of this Agreement except with LBC’s express written consent, unless such amendment, waiver or release does not affect any rights or obligations in the Territory.

(c) LBC shall not knowingly take any action that constitute a material event of default under the HUSTLER License Agreements. Breach of this Section 8(c) will constitute a material breach of this Agreement.

9. License of Product Intellectual Property.

(a) Subject to the terms and conditions of this Agreement and the License Agreements, GB hereby grants to LBC during the term of this Agreement an exclusive license solely for the purpose of fulfilling LBC’s duties hereunder (i) to use the intellectual property licensed from HUSTLER to manufacture, sell and distribute the Products in the Territory (the “Purpose”); (ii) to use the trademarks licensed from HUSTLER for the Purpose; and (iii) to use the recipes, formulas, manufacturing specifications and know-how related to the Product for the Purpose. The intellectual property described in clauses (i), (ii) and (iii) of the preceding sentence is referred to as the “Product Intellectual Property”.

(b) GB represents, warrants and covenants that it has all necessary power and authority to grant to LBC the rights to the Product Intellectual Property in this Agreement, and neither the granting of the rights nor the exercise of them by LBC will infringe or violate the intellectual property or other proprietary or intangible rights of any other person or entity. GB has not been and is not, as of the date of this Agreement, a party to any litigation enforcing or defending GB’s rights in, to or with respect to the Products or the Product Intellectual Property, and GB is not aware of any such claims made or threatened involving the validity of GB’s rights in, to or with respect to the Products or Product Intellectual Property.

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(c) GB shall provide to LBC, and LBC shall have the right to use during the term of this Agreement for the Purpose, such modifications, improvements, new versions, redesigns or adaptations of the Products (collectively “Improvements”) as may be developed or controlled by GB. LBC shall also have the right to make such minor modifications and improvements necessary to correct any defects in Product design or in response to customer input. All such Improvements and minor modifications shall be the sole property of GB, both during and after the term of this Agreement, except as provided in the HUSTLER Licenses.

10. Infringement and Indemnification.

(a) If GB or LBC becomes aware of any infringement or alleged infringement of the Product Intellectual Property, that party shall immediately notify the other in writing of the name and address of the alleged infringer, the alleged acts of infringement, and any available evidence of infringement. GB shall take such action with respect to the alleged infringement as GB determines is reasonable, including commencement of legal action against the alleged infringer. If GB determines that it is not reasonable to pursue the infringement, it shall so notify LBC, in which event, other than as provided in the HUSTLER Licenses, LBC shall have the right to pursue claims against the alleged infringer. In the event LBC elects to pursue the alleged infringer, any and all expenses incurred in connection with such legal proceedings shall be borne solely by LBC, who shall retain for itself any and all monies or other benefits derived from such legal proceedings.

(b) LBC will defend, indemnify and hold harmless GB and its employees, directors, officers and agents against any third party allegations, demands, suits, investigations, causes of action, proceedings or other claims (“Third Party Claims”) and from all damages, liabilities, judgments, costs and expenses (including attorneys’ fees and costs) and other such losses (“Losses”) which are based on, and send arise in connection with such Third Party Claims to the extent based on, any of the following: (i) any failure of LBC to comply with any Applicable Law; or (ii) any other breach of LBC’s obligations under this Agreement, including, without limitation, any representations or warranties of LBC.

(c) GB will defend, indemnify and hold harmless LBC and its employees, directors, officers and agents against any Third Party Claims (as defined above) and any Losses (as defined above) which are based on and arise in connection with such Third Party Claims and to the extent based on, any of the following: (i) any negligent act or omission by GB relating to GB’s design and specifications for the Product or marketing and promotion of the Product; (ii) any failure of GB to comply with any Applicable Law; (iii) any other breach of GB’s obligations under this Agreement, including any representations or warranties of GB; (iv) the Product infringing upon any intellectual property rights of a third party, including, without limitation, patent, copyright, trade secret, trademark, etc.; or (v) allegation of illness, personal injury or death caused by the Product or any other product liability claim related to the Product which results from the design or specifications provided by GB.

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(d) The Party entitled to indemnification under this Section 10 (the “Indemnified Party”) will provide the Party obligated to provide indemnification under this Section 10 (the “Indemnifying Party”) with prompt notice of any Third Party Claim for which its seeks indemnification, provided that the failure to do so will not excuse the Indemnifying Party of its obligations under this Section 10 except to the extent prejudiced by such failure or delay. The Indemnifying Party will defend any such Third Party Claim and have the sole right to control the defense and settlement of the Third Party Claim, provided that the Indemnified Party may not, without the Indemnified Party’s consent, enter into any settlement, which admits guilt, liability or culpability on the part of the Indemnified Party. The Indemnified Party will provide reasonable cooperation to the Indemnifying Party in defending any Third Party Claim.

11. Miscellaneous.

(a) Assignment. This Agreement shall be binding upon the parties and their respective successors and assigns. Neither party may assign this Agreement in whole or in part without the other party’s prior written consent, which consent shall not be unreasonably withheld or delayed. LBC may delegate performance of its obligations hereunder to one or more affiliates.

(b) Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by document, overnight delivery service or, to the extent receipt is confirmed, faxed to the appropriate address or number set forth below.

If to LBC: Iehab Hawatmeh c/o LBC Products, Inc, 6360 S. Pecos Rd., Suite 8, Las Vegas, NV 89120 Email: iehab@lbcproducts.com

If to GB: R. Sayegh c/o GloBrands, LLC 317 Commercial St. NE Suite A PMB 480, Albuquerque, NM 87102Address Email: Jay@globrandsllc.com or at such other address and to the attention of such other person as either party may designate by written notice to the other.

(c) Governing Law, Dispute Resolution. This Agreement shall be governed by and construed by the laws of Nevada, disregarding the conflicts of laws provisions thereof. Any claim, dispute or controversy arising out of, or relating to any section of this Agreement or the making, performance, or interpretation of the rights and obligations explicitly set forth in this Agreement shall, upon the election by written notice of either party, be settled on an expedited basis by binding arbitration in Las Vegas, Nevada before a single arbitrator mutually agreeable to the parties, or if no agreement is reached, before a single arbitrator from the American Arbitration Association selected in accordance with its rules then in effect, which arbitration shall be conducted in accordance with such rules, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of controversy.

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(d) Attorneys’ Fees. In the event of any litigation concerning any controversy, claim or dispute among the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys’ fees, and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein.

(e) Amendment and Waiver. Except as otherwise expressly provided herein, any provision of this Agreement may be amended only with the written consent of the parties. No term or provision of this Agreement shall be deemed waived unless such waiver shall be in writing and signed by the party making such waiver. Any waiver of a particular breach of this Agreement shall not constitute a waiver of any other breach, nor shall any waiver be deemed a continuing waiver unless it so states expressly.

(f) Entire Agreement; Severability. This Agreement supersedes all proposals and term sheets, oral or written, all negotiations, conversations or discussions between or among parties relating to the subject matter hereof and all past dealing or industry custom. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

(g) Survival of Obligations. The obligations of confidentiality and exclusivity arising under this Agreement are intended to survive any termination of this Agreement.

(h) Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

LBC PRODUCTS, INC., a Utah corporation

By:	/s/ Iehab Hawatmeh
Iehab Hawatmeh
President

GLOBRANDS, LLC, a New Mexico limited liability company

By:	/s/ R. Sayegh
Name:	R. Sayegh
Title:	Manager

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